Exhibit 3.1
CERTIFICATE OF OWNERSHIP AND MERGER
Merging
Magnum Hunter Resources Corporation, a Delaware corporation
with and into
Petro Resources Corporation, a Delaware corporation
(Pursuant to Section 253 of the Delaware General Corporation Law)
     Petro Resources Corporation, a Delaware corporation (the “Corporation”), does hereby certify:
     FIRST: That the Corporation was incorporated and duly organized pursuant to the General Corporation Law of the State of Delaware (“DGCL”).
     SECOND: That the Corporation owns all of the outstanding shares of each class of the capital stock of Magnum Hunter Resources Corporation, a Delaware corporation (“Magnum Hunter”).
     THIRD: That the Corporation, by resolutions duly adopted by its Board of Directors on June 16, 2009 and attached hereto as Annex “A”, determined to merge Magnum Hunter with and into the Corporation, with the Corporation continuing as the surviving corporation of the merger, with the merger to be effected pursuant to Section 253 of the DGCL.
     FOURTH: The merger herein provided for shall be effective in the State of Delaware on July 14, 2009 at 12:01 a.m.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by the undersigned hereunto duly authorized as of this 13th day of July, 2009.

By: Name:	/s/ Gary C. Evans Gary C. Evans
Title:	Chairman

ANNEX A
Resolutions of the Board of Directors of
Petro Resources Corporation

PETRO RESOURCES CORPORATION
Resolutions of
Board of Directors
June 16, 2009
Resolutions Approving Merger
     RESOLVED, that the merger, pursuant to Section 253 of the Delaware General Corporation Law, of Magnum Hunter Resources Corporation, a Delaware corporation and wholly owned subsidiary of the Corporation, with and into the Corporation, with the Corporation being the surviving entity of the merger (the “Merger”) be, and hereby is, approved and authorized; and
     RESOLVED FURTHER, that the officers of the Corporation be, and each of them hereby is, authorized and directed, in the name and on behalf of the Corporation, to execute and file a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware, said Certificate of Ownership and Merger to contain such matters as are required by law, or as are necessary, advisable or convenient; and
     RESOLVED FURTHER, that the Certificate of Incorporation of the Corporation, as in effect immediately prior to the Effective Time (as defined below), shall be amended by replacing ARTICLE I in its entirety with the following:
“ARTICLE I
Name of Corporation
     The name of this corporation is Magnum Hunter Resources Corporation.”
and as so amended shall be the Certificate of Incorporation of the Corporation; and
     RESOLVED FURTHER, that the bylaws of the surviving entity in the Merger shall be the bylaws of the Corporation in effect immediately before the Effective Time (as defined below); and
     RESOLVED FURTHER, that the Merger shall be effective in the State of Delaware on July 14, 2009 at 12:01 a.m. (the “Effective Time”); and
     RESOLVED FURTHER, that the appropriate officers of the Corporation be, and each of them hereby is, authorized and directed to make, execute, acknowledge, deliver and perform, in the name and on behalf of the Corporation, any other instruments, documents or certificates, or to take or cause to be taken such actions, which may be deemed by such officers, or any of them, to be necessary or advisable to consummate the transactions contemplated by the foregoing resolutions, all of which may contain such clauses, terms, provisions and conditions as the officer or officers who execute the same shall deem necessary or advisable.